UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2018

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood Street, 15th Floor Dallas, Texas		75201
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with Mr. Holmes

On March 2, 2018, the Board of Directors (the “Board”) of MoneyGram International, Inc. (the “Company”) entered into an amended and restated employment agreement with W. Alexander Holmes, the Company’s Chief Executive Officer and Chairman of the Board, dated March 2, 2018 (the “A&R Holmes Employment Agreement”). The A&R Holmes Employment Agreement amends and restates the employment agreement, dated July 30, 2015 (the “Original Holmes Employment Agreement”), by and between the Company and Mr. Holmes, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 31, 2015.

The A&R Holmes Employment Agreement provides for an annual base salary of $825,000 during the term of Mr. Holmes’s employment, which amount was increased from $725,000 under the Original Holmes Employment Agreement. The A&R Holmes Employment Agreement also increases Mr. Holmes’s target annual bonus amount under the Company’s annual cash incentive plan from 100 to 120 percent of Mr. Holmes’s base salary. In addition, the A&R Holmes Employment Agreement increases the minimum aggregate grant date fair value of the annual grant of equity or equity-based awards that Mr. Holmes is eligible to receive during the term of his employment under the Company’s 2005 Omnibus Incentive Plan from four to five times his annual base salary in effect at the time of grant. The A&R Holmes Employment Agreement also provides that if Mr. Holmes’s employment is terminated by the Company without “cause” or by Mr. Holmes for “good reason,” in each case, within the 24-month period immediately following a “change in control” of the Company (each quoted term as defined in the A&R Holmes Employment Agreement), then, among other benefits, each equity or equity-based award and long-term performance-based cash award held by Mr. Holmes on the date of such termination shall become immediately vested in full on the date of termination (at 100% of the applicable target level in the case of any award then subject to performance-based vesting). In the absence of a change in control, if Mr. Holmes’s employment is terminated by the Company without cause or by Mr. Holmes for good reason within 45 days of the next regularly scheduled vesting date of any equity or equity-based award subject to time-based vesting criteria, the A&R Holmes Employment Agreement provides that the portion of each such award that would have vested on the next two regularly-scheduled vesting dates will become immediately vested on the date of termination, as opposed to only the portion of each such award that would have vested on the next regularly scheduled vesting date, as provided in the Original Holmes Employment Agreement. The changes to Mr. Holmes’s compensation made pursuant to the A&R Holmes Employment Agreement will be retroactive to January 1, 2018.

The foregoing description of the A&R Holmes Employment Agreement is not complete and is qualified in its entirety by reference to the complete text of the A&R Holmes Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Payment of Annual Incentive Bonus to Ms. Patsley

As previously reported, on December 28, 2017, Pamela H. Patsley announced her retirement as Executive Chairman of the Board, effective February 2, 2018. Pursuant to the terms of Ms. Patsley’s employment agreement with the Company, dated July 30, 2015 and amended on December 27, 2017, Ms. Patsley is eligible to receive a prorated annual incentive bonus under the Company’s annual cash incentive plan for the 2018 calendar year, payable on the date that bonuses under the Company’s annual cash incentive plan are payable to other senior executives of the Company, based on the Company’s actual achievement of the applicable performance goals over the performance period ending December 31, 2018.

In connection with Ms. Patsley’s retirement from the Company on February 2, 2018, the Board elected on March 1, 2018 to pay Ms. Patsley’s prorated annual incentive bonus for the 2018 calendar year under the Company’s annual cash incentive plan on March 2, 2018, based on the target performance amount applicable to Ms. Patsley. The amount of the 2018 prorated annual incentive amount paid to Ms. Patsley on March 2, 2018 was $58,800. Ms. Patsley’s employment agreement with the Company, dated July 30, 2015, was previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 31, 2015 and the amendment to such agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 28, 2017.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated March 2, 2018, by and between MoneyGram International, Inc. and W. Alexander Holmes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ F. Aaron Henry
Name:	F. Aaron Henry
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: March 5, 2018